Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 90 to the Registration Statement No. 811-02546 on Form N-1A of Fidelity Commonwealth Trust, of our report dated June 10, 2005 appearing in the Annual Report to Shareholders of Spartan 500 Index Fund for the year ended April 30, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 21, 2005